Exhibit 4.1

first AMENDMENT
TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
INLAND RESIDENTIAL OPERATING PARTNERSHIP, L.P.

THIS FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) OF INLAND RESIDENTIAL OPERATING PARTNERSHIP, L.P. (the “Partnership”), dated as of February 2, 2017, is entered into by and between INLAND RESIDENTIAL PROPERTIES TRUST, INC., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of the Partnership, and INLAND RESIDENTIAL PROPERTIES TRUST SPECIAL LIMITED PARTNER, LLC, a Delaware limited liability company, the special limited partner of the Partnership. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 27, 2016 (the “Partnership Agreement”).

RECITALS

WHEREAS, prior to February 2, 2017, pursuant to the Articles of Incorporation, 400,000,000 of the General Partner’s shares were designated common stock, 320,000,000 of which were classified as Class A Common Stock and 80,000,000 of which were classified as Class T Common Stock.

WHEREAS, the General Partner has filed, on February 2, 2017, Articles Supplementary to reclassify 40,000,000 of authorized but unissued shares of Class T Common Stock as shares of Class T-3 common stock, $.001 par value per share, of the General Partner, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption described therein.

WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to amend the Partnership Agreement to reflect the changes in share classification.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.               Article 1 of the Partnership Agreement is amended by adding or replacing, as applicable, the following definitions in alphabetical order:

a.	“Class T-3 Common Stock” means the Common Stock classified as “Class T-3” shares in the Articles of Incorporation.

b.	“Class T-3 Unit” means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class T-3 Unit as provided in this Agreement, and the Class T-3 Units that correspond with the Class T-3 Common Stock.
c.	“Common Stock” means the common stock of the General Partner, $.001 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation, including Class A Common Stock, Class T Common Stock and Class T-3 Common Stock. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.
d.	“OP Unit” means a Class A Unit, a Class T Unit or a Class T-3 Unit, or the Class A Units, Class T Units and Class T-3 Units collectively, as the context requires.
e.	“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, Class A Units, Class T Units and Class T-3 Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

2.               Section 4.1(c) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.1(c) is substituted in its place.

(c)	As of the effective date of this Agreement, the Partnership shall have four classes of Partnership Units, entitled “GP Units,” “Class A Units,” “Class T Units” and “Class T-3 Units,” respectively. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest.

3.               The following sections are added at the end of Section 4.9 as Sections 4.9(d) and 4.9(e):

(d)	a selling commission equal to approximately $0.72 and a dealer manager fee equal to approximately $0.60 for each Class T-3 Unit issued in respect of the issuance and sale of a share of Class T-3 Common Stock in the General Partner’s primary offering (or, with respect to Class T-3 Units issued in respect of the issuance and sale of a share of Class T-3 Common Stock in a follow-on offering of the General Partner, such other selling commission and dealer manager fee charged in respect of such share of Class T-3 Common Stock); and
(e)	an annual distribution and stockholder servicing fee for each Class T-3 Unit issued in respect of the issuance and sale of a share of Class T-3 Common Stock in the General Partner’s primary offering equal to (i) one percent of the gross offering price of a share of Class T-3 Common Stock issued in the General Partner’s primary offering, or, once the General Partner publishes the estimated value of a share of Class T-3 Common Stock in accordance with FINRA rules and regulations to assist broker dealers to satisfy their reporting obligations for customer account statement purposes, (ii) one percent of the estimated value of a share of Class T-3 Common Stock that the General Partner publishes from time to time.

4.               Section 4.10 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 4.10 is substituted in its place:

4.10	Conversion of Class T Units and Class T-3 Units
(a)	Conversion of Class T Units. At such time as a share of Class T Common Stock is converted into Class A Common Stock, the corresponding Class T Unit shall convert into a corresponding number of Class A Units. The conversion of all or a portion of the Class T Units shall occur automatically after the close of business on the applicable date of conversion, as of which time the holder of Class T Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion.

(b)	Conversion of Class T-3 Units. At such time as a share of Class T-3 Common Stock is converted into Class A Common Stock, the corresponding Class T-3 Unit shall convert into a corresponding number of Class A Units. The conversion of all or a portion of the Class T-3 Units shall occur automatically after the close of business on the applicable date of conversion, as of which time the holder of Class T-3 Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion.

5.               Section 5.1(i) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.1(i) is substituted in its place:

(i)	Special Fees. Consistent with Section 4.9, if the Partnership directly or indirectly incurs Special Fees, (i) Cash Available for Distribution or Net Sales Proceeds, as the case may be, available for distribution under this Section 5.1 shall be increased by the Special Fees to the extent that Cash Available for Distribution or Net Sales Proceeds have been previously reduced by such fees; and (ii) the amounts otherwise distributable among the Classes of OP Units shall then be reduced to reflect their appropriate share or shares of the Special Fees. For example, if the Partnership has Cash Available for Distribution of $1,000 after taking into account distribution and stockholder servicing fees of $239.50 and $241.40 that are required to be borne entirely by the Partners holding Class T Units and Class T-3 Units, respectively, Cash Available for Distribution shall be increased to $1,480.90 for purposes of this Section 5.1 and the amounts otherwise distributable to the Class T Units and the Class T-3 Units under this Section 5.1 shall be reduced by $239.50 and $241.40, respectively.

6.               Section 1(c)(ii) of Exhibit B to the Partnership Agreement is hereby deleted in its entirety and the following new Section 1(c)(ii) is substituted in its place.

(ii)	Special Allocation of Special Fees. Consistent with Section 4.9, if the Partnership directly or indirectly incurs Special Fees, such Special Fees shall be specially allocated among the Classes of OP Units to correspond with their appropriate shares of such fees and then proportionately allocated among the Units within each burdened Class. For example, if the Partnership incurs distribution and stockholder servicing fees of $239.50 and $241.40 that are required to be borne entirely by the Partners holding Class T Units and Class T-3 Units, respectively, the $239.50 servicing fee shall be specially allocated to the holders of Class T Units in proportion to their Class T Units and the $241.40 servicing fee shall be specially allocated to the holders of Class T-3 Units in proportion to their Class T-3 Units. To the extent that an allocation of Special Fees under this subparagraph 1(c)(ii) would create or increase an Adjusted Capital Account Deficit for a Partner, such allocation instead shall be made proportionately to the other Partners within the burdened Class who do not have Adjusted Capital Account Deficits.

7.               Continuing Effect. Except as otherwise set forth in this Amendment, the terms of the Partnership Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.

8.               Counterparts. The parties agree that this Amendment has been or may be executed in several counterparts, each of which shall be deemed an original, and all counterparts shall together constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Amendment, effective as of the date first written above.

GENERAL PARTNER:

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

By:	/s/ David Z. Lichterman
	Name:	David Z. Lichterman
	Title:	Vice President, Treasurer and Chief Accounting Officer

SPECIAL LIMITED PARTNER:

INLAND RESIDENTIAL PROPERTIES TRUST SPECIAL LIMITED PARTNER, LLC

By:	Inland Real Estate Investment Corporation, its Managing Member

By:	/s/ Catherine L. Lynch
	Name:	Catherine L. Lynch
	Title:	Chief Financial Officer and Secretary

6

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF INLAND RESIDENTIAL OPERATING PARTNERSHIP, L.P.